                        MCCORMICK & COMPANY, INCORPORATED
                                18 LOVETON CIRCLE
                             SPARKS, MARYLAND 21152

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 21, 2001

         The Annual Meeting of the Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, Hunt Valley, Maryland at 10:00 a.m., March 21, 2001, for the purpose of considering and acting upon:

(a) the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(b) the approval of the 2001 Employees Stock Purchase Plan, which Plan (Exhibit A to the Proxy Statement) has been adopted by the Board of Directors subject to the approval of the stockholders;

(c) the approval of the 2001 Stock Option Plan, which Plan (Exhibit B to the Proxy Statement) has been adopted by the Board of Directors subject to the approval of the stockholders;

(d) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2001 fiscal year; and

(e) any other matters that may properly come before such meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on December 29, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. ONLY HOLDERS OF COMMON STOCK SHALL BE ENTITLED TO VOTE. Holders of Common Stock Non-Voting are welcome to attend and participate in this meeting.

         IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE SIGN THE PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE IN ORDER THAT YOUR STOCK MAY BE VOTED AT THIS MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.

February  15, 2001                                            Robert W. Skelton
                                                              Secretary

                                 PROXY STATEMENT


                               GENERAL INFORMATION

         This Proxy Statement is furnished on or about February 15, 2001 to the holders of Common Stock in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time insofar as it has not been exercised. Such right of revocation is not limited or subject to compliance with any formal procedure. The shares represented by all proxies received will be voted in accordance with the instructions contained in the respective proxies. The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, electronic mail or personal interview. The Company also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company may reimburse them for their expenses in so doing.

         At the close of business on December 29, 2000, there were outstanding 8,243,343 shares of Common Stock which represent all of the outstanding voting securities of the Company. Except for certain voting limitations imposed by the Company's Charter on beneficial owners of ten percent or more of the outstanding Common Stock, each of said shares of Common Stock is entitled to one vote. Only holders of record of Common Stock at the close of business on December 29, 2000 will be entitled to vote at the meeting or any adjournments thereof.


                             PRINCIPAL STOCKHOLDERS

         On December 29, 2000, the assets of The McCormick Profit Sharing Plan (the "Plan") included 2,170,109 shares of the Company's Common Stock, which represented 26.3% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in the Company's Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant's Plan account. The Plan's Investment Committee possesses investment discretion over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant's account. Membership on the Investment Committee consists of three directors, Francis A. Contino, Carroll D. Nordhoff, and Karen D. Weatherholtz, and the Company's Vice President & Controller, Kenneth A. Kelly, Jr., the Company's Vice President & Treasurer, Christopher J. Kurtzman and the Company's Vice President, General Counsel & Secretary, Robert
W. Skelton.

         Harry K. Wells and his wife Lois L.Wells, whose address is P. O. Box 409, Riderwood, Maryland 21139, held in two trusts 546,623 shares of Common Stock as of December 29, 2000, representing 6.6% of the outstanding shares of Common Stock.

         Hugh P. McCormick and his wife Joy J. McCormick, whose address is 606 Brightwood Club Drive, Lutherville, Maryland 21093 held 478,952 shares of Common Stock as of December 29, 2000, representing 5.8% of the outstanding shares of Common Stock.


                              ELECTION OF DIRECTORS


         The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a vacancy should occur, the proxy holders reserve the right to reduce the total number of nominations for election. There is no family relationship between any of the nominees. No nominee has a substantial interest in any matter to be acted upon at the Annual Meeting.

         The following table shows, as of December 29, 2000, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the amount of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as shown in the table, no nominee owns more than one percent of either class of the Company's Common Stock.

REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

                                                                        Year First
                                    Principal Occupation &               Elected      Amount and Nature*of
Name                         Age    Business Experience                  Director     Beneficial Ownership
-------------------------------------------------------------------------------------------------------------
                                                                                                     Common
                                                                                                      Non-
                                                                                           Common    Voting
                                                                                           ------    ------
Barry H. Beracha             58     Chairman of the Board & Chief              2000          553          0
                                    Executive Officer - The
                                    Earthgrains Company (1993 to
                                    present); Vice President & Group
                                    Executive - Anheuser-Busch, Inc.
                                    (1976 to 1996)


James T. Brady               60      Managing Director - Mid-                  1998          770      2,500
                                     Atlantic, Ballantrae International,
                                     Ltd. (1999 to present); Consultant,
                                     (1998 to 1999);  Secretary,
                                     Maryland Department of Business
                                     and Economic Development
                                     (1995 to 1998)


Francis A. Contino           55      Executive Vice President &                1998       33,793     10,302
                                     Chief Financial Officer  (1998
                                     to present);  Managing Partner
                                     (Baltimore Office), Ernst &Young
                                     LLP (1995 to 1998)


Robert G. Davey              51      President - Global Industrial Group       1994       82,530     24,675
                                     (1998 to present);
                                     Executive Vice President &
                                     Chief Financial Officer (1996 to
                                     1998); Vice President & Chief
                                     Financial Officer (1994 to 1996)


Edward S. Dunn, Jr.          57      C.J. McNutt Chair in Food Marketing,      1998        1,373      2,585
                                     Erivan Haub School of Business, St.
                                     Joseph's University (1998 to present);
                                     President, Dunn Consulting (1997 to
                                     present);  President, Harris Teeter, Inc.
                                     (1989 to 1997)


Freeman A. Hrabowski, III    50      President, University of                  1997        3,540      2,289
                                     Maryland Baltimore County
                                     (1992 to present)


                                                                        Year First
                                    Principal Occupation &               Elected      Amount and Nature*of
Name                         Age    Business Experience                  Director     Beneficial Ownership
-------------------------------------------------------------------------------------------------------------
                                                                                                     Common
                                                                                                      Non-
                                                                                           Common    Voting
                                                                                           ------    ------
Robert J. Lawless            54     Chairman of the Board (1999 to           1994         172,723    49,891
                                    present); President (1996 to present);                 (1.7%)
                                    Chief Executive Officer (1997 to
                                    present) & Chief Operating Officer
                                    (1995 to present); Executive Vice
                                    President (1995 to 1996)


John C. Molan                54       President - Europe, Middle East &      2000          82,220    28,257
                                      Africa (October 2000 to present);
                                      Group Vice President & Managing
                                      Director - Europe & Asia (1998 to
                                      2000); Vice President & Managing
                                      Director - Europe (1996 to 1998)


Carroll D. Nordhoff          55       Executive Vice President               1991          99,032    25,858
                                      (1994 to present)


Robert W. Schroeder          55       President - U.S. Consumer              1996          67,326    19,806
                                      Products (1999 to present); Vice
                                      President & General Manager
                                      McCormick/Schilling
                                      Division (1995 to 1999)


William E. Stevens           58       Chairman, BBI Group (2000 to           1988          5,414     10,200
                                      present); Chairman and Chief
                                      Executive Officer, Wesmark Group
                                      (1999 to present); Executive Vice
                                      President, Mills & Partners,
                                      (1996 to 1999); President and
                                      Chief Executive Officer,
                                      United Industries Corp.
                                      (1989 to 1996)

Karen D. Weatherholtz        50       Senior Vice President - Human          1992         35,770      8,072
                                      Relations (1999 to present);
                                      Vice President - Human Relations
                                      (1988 to 1999)

Directors and Executive Officers as a Group
   (18 persons).........................................................                 735,403    250,379
                                                                                          (7.2%)

         * Includes shares of Common Stock and Common Stock Non-Voting known to be beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of December 29, 2000 pursuant to the exercise of stock options: Mr. Brady - 500 shares of Common Stock, 500 shares of Common Stock Non-Voting; Mr. Contino - 26,401 shares of Common Stock, 8,801 shares of Common Stock Non-Voting; Mr. Davey - 58,437 shares of Common Stock, 19,478 shares of Common Stock Non-Voting; ; Mr. Dunn - 500 shares of Common Stock, 500 shares of Common Stock Non-Voting; Mr. Hrabowski - 1,900 shares of Common Stock, 2,000 shares of Common Stock Non-Voting; Mr. Lawless - 117,860 shares of Common Stock, 39,286 shares of Common Stock Non-Voting; Mr. Molan - 78,132 shares of Common Stock, 26,044 shares of Common Stock Non-Voting; Mr. Nordhoff - 47,661 shares of Common Stock, 15,887 of Common Stock Non-Voting; Mr. Schroeder - 42,622 shares of Common Stock, 14,207 of Common Stock Non-Voting; Mr. Stevens - 2,500 shares of Common Stock, 2,500 shares of Common Stock Non-Voting; Ms. Weatherholtz - 18,166 shares of Common Stock, 6,055 shares of Common Stock Non-Voting; and directors and executive officers as a group - 474,607 shares of Common Stock, 162,786 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the McCormick Profit Sharing Plan: Mr. Davey - 3,825 shares; Mr. Lawless - 7,978 shares; Mr. Nordhoff - 8,608 shares; Mr. Schroeder - 15,187 shares; Ms. Weatherholtz - 9,244 shares; and directors and executive officers as a group - 59,279 shares. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan:
Mr. Beracha - 553 shares; Mr. Dunn - 348 shares; and Mr. Hrabowski - 683 shares.

BOARD COMMITTEES

         The Board of Directors has established the following committees to perform certain specific functions. There is no Nominating Committee of the Board of Directors. Board Committee membership as of February 15, 2001 is listed below.

AUDIT COMMITTEE. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Brady, Hrabowski and Stevens. The Audit Committee held four meetings during the last fiscal year.

COMPENSATION COMMITTEE. This Committee establishes and oversees executive compensation policy; makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer, other members of the Executive Committee, and any other executives listed in the proxy statement as one of the five highest paid executives; and approves the grant of stock options, the timing of the grants, the price at which the options are to be offered, and the number of shares for which options are to be granted to employee directors and officers. In addition, the Committee oversees the process of CEO succession planning and reviews the Company's strategy for succession to other key leadership positions. The following directors are members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Beracha, Dunn, Hrabowski and Stevens. None of the Committee members is an employee of the Company or is eligible to participate in any Company stock option program that is administered by the Committee. The Compensation Committee held six meetings during the last fiscal year.

EXECUTIVE COMMITTEE. This Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Maryland law. This Committee also reviews and approves all benefits and salaries of a limited group of senior executives and reviews and approves individual awards under approved stock option plans for all persons except directors and officers (SEE Compensation Committee). The following directors are currently members of the Committee and serve at the pleasure of the Board of
Directors: Messrs. Contino, Davey, Lawless and Nordhoff. The Executive Committee held 20 meetings during the last fiscal year.

ATTENDANCE AT MEETINGS

         During the last fiscal year, there were eight meetings of the Board of Directors. All of the Directors were able to attend at least 75% of the total number of meetings of the Board and the Board Committees on which they served.

OTHER DIRECTORSHIPS

         Certain individuals nominated for election to the Board of Directors hold directorships in other companies. Mr. Beracha is a director of The Earthgrains Company, The Pepsi Bottling Group, Inc. and Transora, Inc. Mr. Brady is a director of Constellation Energy Group, Inc. and Allfirst Financial, Inc. Dr. Hrabowski is a director of Constellation Energy Group, Inc., The Baltimore Equitable Society, and Mercantile Shareholders Corporation. Mr. Lawless is a director of The Baltimore Life Insurance Company and Carpenter Technology Corporation. Mr. Stevens is a director of The Earthgrains Company.

                        REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

         The Company's compensation program is designed (a) to attract, retain and motivate highly talented individuals through a combination of base pay and performance-based incentive awards; (b) to enhance the identity of the employees' interests with the interests of the Company's stockholders; and (c) to reward individual performance based on the achievement of the Company's financial goals and strategic objectives. The structure and benefits of the compensation program must be competitive with other programs for similarly placed employees of food and other manufacturing companies of a size similar to the Company. Independent compensation consultants are retained from time to time for advice and guidance in assessing whether the Company's compensation program is competitive. During the last fiscal year, Sibson & Company was retained to conduct a study for such purposes and, based on the study, concluded that, although enhancements may be appropriate for certain aspects of the Company's longer term incentive awards, the Company's compensation program is generally competitive.

SALARIES

         Salaries of the Company's senior management employees are reviewed, and where appropriate, adjusted annually. Salary ranges are established for each senior management position based on the marketplace median for that position and a salary is assigned to the manager within that range based on individual performance, prior experience and contribution to the financial goals and strategic objectives of the Company. Salaries for the Company's chief executive officer and its five other highest paid executive officers are reviewed and approved by the Compensation Committee. Salaries for other senior management employees are reviewed and approved by the Executive Committee.

INCENTIVE AWARDS

         Annual bonuses are paid to senior management employees pursuant to a formula. Corporate executives are paid a bonus based upon the achievement of specified levels of earnings growth, and general managers of subsidiaries and divisions are paid a bonus based on the achievement of specified operating profit and EVA targets as well as earnings growth targets. If the targeted performance is achieved, a bonus is paid in an amount equal to a percentage of the midpoint of the salary range for the manager's position. If performance exceeds targeted levels, an employee may be paid up to twice that amount. If the targets are not achieved, no bonus is paid. Annual bonuses for the Company's chief executive officer and its five other highest paid executive officers are reviewed and approved by the Compensation Committee. Bonuses for other senior management employees are reviewed and approved by the Executive Committee.

         In 1998, a Mid-Term Incentive Program was approved by the Company's stockholders. The program is described in the Company's proxy statement dated February 18, 1998 and is consistent with other like programs adopted by other companies. Benefits under this program are paid upon the achievement of established targets for sales growth and total shareholder return over a period of three years. The targets are established prior to the commencement of each three year cycle. The Company believes that this program plays an important role in aligning the compensation of executives with the key financial goals which drive the Company's success and serves the interests of its stockholders. Participation in the program is limited to those few executives who are in positions which have a significant impact on the achievement of the goals and who must provide the long term strategic leadership necessary to accomplish the goals. The mid-term incentive program is administered by the Compensation Committee.

         The Company has regularly granted stock options to its key management employees since the mid-1960's. The Company continues to believe that the stock option programs are an effective vehicle for causing its key management employees to identify with the interests of its stockholders. The number of shares for which an option is granted is determined by the wage grade assigned to the executive although additional shares are occasionally awarded to an individual for exemplary performance. Each of the option agreements contains a vesting schedule which provides an inducement to employees to remain in the employment of the Company in order to maximize the economic benefit of the option. The Compensation Committee is responsible for the administration of the stock option plan with respect to the Company's officers and directors. The Executive Committee administers the plan for all other participants.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Compensation for the Company's chief executive officer is structured the same as compensation for other senior management employees. As disclosed in the Table on page 10 of this proxy statement, Mr. Lawless' compensation for 2000 consisted of a salary, a cash bonus, a grant of an option under the Company's stock option plan and a distribution under the mid-term incentive program. In addition, he was paid a fee for his membership on the Board of Directors. The criteria used by the Committee in determining the amount of compensation paid to Mr. Lawless were the same as those previously disclosed in this Report for other senior management employees.

Submitted by:

Compensation Committee                            Executive Committee

William E. Stevens, Chairman                      Robert J. Lawless, Chairman
Barry H. Beracha                                  Francis A. Contino
Edward S. Dunn, Jr.                               Robert G. Davey
Freeman A. Hrabowski, III                         Carroll D. Nordhoff

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Until the appointment of Mr. Beracha in June 2000, the Compensation Committee consisted of Messrs. Stevens, Dunn and Hrabowski. No member of the Committee is an officer or an employee of the Company or any of its subsidiaries, and no member has any interlocking or insider relationships with the Company which are required to be reported under applicable rules and regulations of the Securities and Exchange Commission.

         At the close of fiscal year 2000, members of the Executive Committee were Mr. Lawless, Mr. Contino, Mr. Davey and Mr. Nordhoff. All are employees and executive officers of the Company. The table beginning at page 4 of this proxy statement sets forth the business experience of each of the members.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during each of the fiscal years ended November 30, 2000, 1999 and 1998 to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers who were executive officers on the last day of the 2000 fiscal year, determined by reference to total salary and bonus paid to such individuals for the 2000 fiscal year.

--------------------------------------------------------------------------------------------------------------
                        Annual Compensation                           Long Term Compensation
------------------------------------------------------------------------------------------------
                                                                        Awards       Payouts
                                                                    ----------------------------
                          Fiscal    (1)       (1)     Other Annual    Securities       (2)           (3)
   Name and Principal      Year    Salary    Bonus    Compensation    Underlying       LTIP       All Other
        Position                    ($)       ($)          ($)       Options/SARs    payouts    Compensation
                                                                         (#)           ($)           ($)
--------------------------------------------------------------------------------------------------------------
ROBERT J. LAWLESS          2000   633,033   899,600        (4)         113,000       955,500       13,958
Chairman of the Board,     1999   583,033   786,200                     83,800          0           9,745
President & Chief          1998   534,700   247,800                     83,800          0           9,405
Executive Officer


ROBERT G. DAVEY            2000   405,117   422,000        (4)          58,000       336,000        9,909
President - Global         1999   380,950   395,200                     42,700          0           7,816
Industrial                 1998   344,700   144,000                     38,800          0           6,505
Group


FRANCIS A. CONTINO         2000   347,367   355,000        (4)          43,000       262,500        5,383
Executive Vice             1999   326,367   301,000                     31,800          0           3,136
President &                1998   146,283    55,000                     33,000          0             0
Chief Financial Officer


CARROLL D. NORDHOFF        2000   306,373   310,000        (4)          43,000       309,750        8,254
Executive Vice President   1999   292,283   301,000                     31,800          0           6,910
                           1998   281,200   110,000                     31,800          0           6,044


JOHN C. MOLAN  (5)         2000   304,670   276,293        (4)          32,500       246,750          0
President - Europe,        1999   287,370   251,360                     25,400          0             0
Middle East & Africa       1998   278,585    35,588                     25,400          0             0

--------------------------------------------------------------------------------------------------------------

(1) Includes Corporate Board of Directors fees and service awards. Compensation deferred at the election of the named officer is included in the category and year it would have otherwise been reported had it not been deferred.

(2) Amounts shown as "LTIP Payouts" are payments under the three-year cycle of the Mid-Term

         Incentive Program for the period ended November 30, 2000. Awards are paid in shares of restricted stock of the Company based on the stock price on November 30, 2000.

(3) Amounts paid or accrued under the Company's Profit Sharing Plan for the accounts of such individuals. Figures for 2000 are estimates. The stated figures represent the amounts that would have been contributed to the individual's account under the Company's Profit Sharing Plan but for certain limits imposed by the Internal Revenue Code. Amounts in excess of these limits were paid in cash to these individuals as follows: In 2000, for Messrs. Davey, Lawless and Nordhoff the excess amounts were $4,526, $8,575 and $2,871, respectively; in 1999 for Messrs. Davey, Lawless and Nordhoff the excess amounts were $2,433, $4,362 and $1,528, respectively; in 1998 for Messrs. Davey, Lawless and Nordhoff the excess amounts were $2,239, $5,139 and $1,778, respectively. Mr. Molan is not eligible to participate in the Profit Sharing Plan.

(4) There is no amount of other annual compensation that is required to be reported.

(5) Mr. Molan is paid in British Pounds. Amounts shown for Mr. Molan above are based on the conversion to US dollars using the 12-month average exchange rate of 1.5361 British Pounds to US$1.00.


                            COMPENSATION OF DIRECTORS

         Corporate Board of Directors fees are paid at the rate of $7,200 per year for each director who is an employee of the Company. Fees paid to each director who is not an employee of the Company consist of an annual retainer fee of $25,000 in cash, $5,000 in Common Stock of the Company, and $1,250 for each Board meeting attended. Non-employee directors serving on Board Committees receive $1,000 for each Committee meeting attended, with Committee chairs receiving an additional $250 for each Committee meeting attended. Under the Directors' Non-Qualified Stock Option Plan, each year non-employee directors are granted options for 1,000 shares of Common Stock and 1,000 shares of Common Stock Non-Voting.

                               PENSION PLAN TABLE

         The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:

--------------------------------------------------------------------------------------------------------------
       AVERAGE                                            YEARS OF SERVICE
                       ---------------------------------------------------------------------------------------
     COMPENSATION            10 YEARS     15 YEARS      20 YEARS       25 YEARS       30 YEARS       35 YEARS
                       ---------------------------------------------------------------------------------------
       $550,000               $92,763     $139,145      $185,527       $231,909       $278,290       $324,672
       $600,000              $101,463     $152,195      $202,927       $253,659       $304,390       $355,122
       $650,000              $110,163     $165,245      $220,327       $275,409       $330,490       $385,572
       $700,000              $118,863     $178,295      $237,727       $297,159       $356,590       $416,022
       $750,000              $127,563     $191,345      $255,127       $318,909       $382,690       $446,472
       $800,000              $136,263     $204,395      $272,527       $340,659       $408,790       $476,922
       $850,000              $144,963     $217,445      $289,927       $362,409       $434,890       $507,372
       $900,000              $153,663     $230,495      $307,327       $384,159       $460,990       $537,822
       $950,000              $162,363     $243,545      $324,727       $405,909       $487,090       $568,272
      $1,000,000             $171,063     $256,595      $342,127       $427,659       $513,190       $598,722
      $1,050,000             $179,763     $269,645      $359,527       $449,409       $539,290       $629,172
      $1,100,000             $188,463     $282,695      $376,927       $471,159       $565,390       $659,622
      $1,150,000             $197,163     $295,745      $394,327       $492,909       $591,490       $690,072
      $1,200,000             $205,863     $308,795      $411,727       $514,659       $617,590       $720,522
--------------------------------------------------------------------------------------------------------------


         The Company's US Pension Plan is non-contributory. A majority of the employees of the Company and participating subsidiaries are eligible to participate in the Plan upon completing one year of service and attaining age
21. The Plan provides benefits (which are reduced by an amount equal to 50% of the participant's Social Security benefit) based on an average of the participant's highest consecutive 60 months of compensation, excluding any cash bonuses, and length of service. In 1979, the Company adopted a supplement to its Pension Plan to provide a limited group of its senior executives with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age 55. In 1983, the supplement was expanded to include a significant portion of the senior executives' bonuses in the calculation of pension benefits. The supplement was amended in 1996 to provide that if a senior executive with Company service outside the U.S. retires after serving at least his or her last three years in the U.S., all of the executive's years of Company service, including years of service with foreign subsidiaries of the Company, will be counted in calculating pension benefits. The group of senior executives includes those listed in the table on page 10.

         For purposes of calculating the US pension benefit, the average of the highest consecutive 60 months of compensation for the executives listed in the compensation table as of November 30, 2000 is as follows: Mr. Contino - $573,033, Mr. Davey - $562,676, Mr. Lawless - $987,254, Mr. Nordhoff

- $464,804. The years of credited service for these executives as of the same date are: Mr. Contino -2.5, Mr. Davey - 23.5, Mr. Lawless - 24, Mr. Nordhoff - 30.

         In the UK, the Company offers a contributory pension plan to all permanent employees. The plan provides a pension of 1/60th of final pensionable salary for each year of service. Final pensionable salary is annual basic salary averaged over the thirty six months prior to retirement less an amount equal to the basic state pension (currently (L)3,510 - approximately $5,230). Participants pay a contribution of 5% of their basic salary less an amount equal to the basic state pension. In the event of death, a spouse's pension of 50% of the member's pension is payable, and a lump sum is also payable on death while in service.

         Certain executives in the UK, including Mr. Molan, have been granted a rate of accrual which is higher than 1/60th. This is due to the statutory restriction introduced in l989 which limits the salary on which pension can be based for new members to (L)91,800 (approximately $137,000). Benefits for these executives are provided through a combination of tax qualified and tax non-qualified plans. Mr. Molan's plans will provide benefits based on 1/30th of final pensionable salary for each complete year of pensionable service from January 15, l996 (with a proportion for each complete month). Final pensionable salary is the annual average of 120% of basic salary in the 36 months before retirement less an amount equal to the basic state pension. For purposes of calculating the UK pension benefit, the annual average of the last 36 months of basic salary for Mr. Molan is $288,987. His years of service are five years.

         The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 62) for Mr. Molan in the designated average compensation and years of service classifications

     ---------------------------------------------------------------------------------------------------------
                        5 YEARS          10 YEARS           15 YEARS          20 YEARS          25 YEARS
     ---------------------------------------------------------------------------------------------------------
     $250,000           $40,795           $81,590           $122,385          $163,180          $163,180
     ---------------------------------------------------------------------------------------------------------
     $300,000           $49,128           $98,257           $147,385          $196,513          $196,513
     ---------------------------------------------------------------------------------------------------------
     $350,000           $57,462          $114,923           $172,385          $229,847          $229,847
     ---------------------------------------------------------------------------------------------------------
     $400,000           $65,795          $131,590           $197,385          $263,180          $263,180
     ---------------------------------------------------------------------------------------------------------
     $450,000           $74,128          $148,257           $222,385          $296,513          $296,513
     ---------------------------------------------------------------------------------------------------------
     $500,000           $82,462          $164,923           $247,385          $329,847          $329,847
     ---------------------------------------------------------------------------------------------------------

The above figures are subject to an overall maximum of 2/3rds of final pensionable salary less any pension from previous periods of employment.

         In 1999, the Company adopted a deferred compensation plan which allows a limited number of management employees to defer the payment of portions of salary and bonus. Plan participants may invest their deferred compensation in any one or a combination of the plan's investment funds. In most cases, deferred amounts plus earnings are paid out upon the participant's retirement or termination of employment.

                                  STOCK OPTIONS


         During the last fiscal year, the Company has granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by the Company's stockholders.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------------


                                                                                          Potential
                                                                                       Realizable Value
                                                                                          At Assumed
                                                                                       Annual Rates of
                                                                                         Stock Price
                                                                                       Appreciation For
                                                                                      Option Term ($)**
---------------------------------------------------------------------------------------------------------------
                              Individual Grants*
---------------------------------------------------------------------------------------------------------------
                           Number of     % of Total    Exercise or  Expiration
                          Securities    Options/SARs      Base         Date
          Name            Underlying     Granted To       Price
                         Options/SARs   Employees in   ($/Shares)
                          Granted (#)   Fiscal Year                                0%        5%        10%
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Robert J. Lawless           113,000         7.3         $25.4375     1/18/2010     $0    $1,807,718 $4,581,113
---------------------------------------------------------------------------------------------------------------
Robert G. Davey             58,000          3.7         $25.4375     1/18/2010     $0     $927,855  $2,351,368
---------------------------------------------------------------------------------------------------------------
Francis A. Contino          43,000          2.8         $25.4375     1/18/2010     $0     $687,893  $1,743,255
---------------------------------------------------------------------------------------------------------------
Carroll D. Nordhoff         43,000          2.8         $25.4375     1/18/2010     $0     $687,893  $1,743,255
---------------------------------------------------------------------------------------------------------------
John C. Molan               32,500          2.1         $25.4375     1/18/2010     $0     $519,919  $1,317,577
---------------------------------------------------------------------------------------------------------------


* The stock options are exercisable cumulatively as follows: none of the shares granted during the first year of the option; not more than 25% of the shares granted during the second year of the option; not more than 50% of the shares granted during the third year of the option, less any shares for which the option has been previously exercised; not more than 75% of the shares granted during the fourth year of the option, less any shares for which the option has been previously exercised; and 100% of the shares granted, less any portion of such option previously exercised, at any time during the period between the end of the fourth year of the option and the expiration date. Approximately 470 employees of the Company were granted options under the Company's option plans during the last fiscal year.

** The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% compounded annual rates set by the Securities and Exchange Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation assume that the price of the Company's Common Stock increases $16.00 and $40.54 per share, respectively, over the 10-year term of the options. If the named executives realize these values, the Company's stockholders will realize aggregate appreciation in the price of the approximately 68 million shares of the Company's Common Stock outstanding as of December 29, 2000 of approximately $1.10 billion and $2.77 billion, over the same period.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND
                        FISCAL YEAR-END OPTION/SAR VALUES

   ----------------------------------------------------------------------------------------------------------
                                                                                       Value of Unexercised
                                                                 Number of Shares          In-the-Money
                          Shares Acquired        Value        Underlying Unexercised       Options/SARs
            Name          on Exercise (#)    Realized ($)     Options/SARs at FY-End      at FY-End ($)
                                                                       (#)                 Exercisable/
                                                             Exercisable/Unexercisable    Unexercisable
   ----------------------------------------------------------------------------------------------------------

   ----------------------------------------------------------------------------------------------------------
   Robert J. Lawless           12,250           $51,680          132,261/226,339      $1,217,947/$2,030,960
   ----------------------------------------------------------------------------------------------------------
   Robert G. Davey             11,500           $48,516           67,884/118,016       $649,689/$1,089,677
   ----------------------------------------------------------------------------------------------------------
   Francis A. Contino            0                $0              24,453/83,347         $145,511/$755,985
   ----------------------------------------------------------------------------------------------------------
   Carroll D. Nordhoff         29,781          $294,048           48,330/91,339         $424,253/$844,053
   ----------------------------------------------------------------------------------------------------------
   John C. Molan                 0                $0              96,053/64,247        $1,125,219/$560,546
   ----------------------------------------------------------------------------------------------------------

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG MCCORMICK & COMPANY, INCORPORATED,
               S&P 500 STOCK INDEX & S&P FOOD PRODUCTS INDEX**

    Set forth below is a line graph comparing the yearly percent change in the Company's cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on the Company's Common Stock with (i) the cumulative total return of the Standard & Poor's 500 Stock Index, assuming reinvestment of dividends, and (ii) the cumulative total return of the Standard & Poor's Food Products Index, assuming reinvestment of dividends.

                        FIGURES FOR PERFORMANCE GRAPH


-------------------------------------------------------------------------------------------------------------------------
                             1995             1996            1997             1998             1999            2000
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
McCormick                    100              106             117              151              148             176
-------------------------------------------------------------------------------------------------------------------------
S&P 500                      100              128             164              203              245             235
-------------------------------------------------------------------------------------------------------------------------
S&P Food                     100              125             169              190              156             179
-------------------------------------------------------------------------------------------------------------------------



Assumes $100 invested on December 1, 1995 in McCormick & Company, Incorporated Common Stock; S&P 500 Stock Index and S&P Food Products Index

* Total Return assumes reinvestment of dividends
** Fiscal Year ending November 30

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of the Company. On January 25, 2000, Mr. Brady, a director of the Company, purchased 1,000 shares of Common Stock Non-Voting of the Company. A Form 4 was not filed for such transaction until January 31, 2001. To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended November 30, 2000, no other Director or executive officer of the Company failed to file on a timely basis reports required by Section 16(a).


                       2001 EMPLOYEES STOCK PURCHASE PLAN

         Since 1966 it has been the policy of the Company to make available to virtually all of its employees the opportunity to purchase shares of the Company's stock through employees stock purchase plans. Since the Board of Directors believes that these plans have been successful in achieving their purposes, a new employees stock purchase plan is being submitted to the stockholders at this time.

         On January 23, 2001, the Board of Directors adopted the "2001 Employees Stock Purchase Plan," which is designed to meet the requirements of the Internal Revenue Code for employee stock purchase plans. The full text of the Plan is set forth in Exhibit A to this Proxy Statement and reference is made thereto for a complete statement of its terms and provisions. If the Plan is not approved by the required vote of stockholders, it will terminate. The Company intends to file a registration statement under the Securities Act of 1933 to register the shares subject to the Plan prior to the issuance of any securities subject to issuance under the Plan.

         Participation in the Plan is limited to persons who on March 21, 2001 are employees of the Company and designated subsidiaries and, with stated exceptions, all such employees are eligible to participate. It is estimated that approximately 5,300 employees will be eligible to participate in the Plan.

         Under the Plan, options are to be granted on March 21, 2001 to each eligible employee to purchase the maximum number of shares of Common Stock Non-Voting of the Company which, at the March 21, 2001 price, can be purchased with approximately 10% of said employee's compensation for one year, as defined in the Plan. Payment for all shares purchased will be made through payroll deductions over a 24-month period, beginning June 1, 2001. After payroll deductions have begun, prepayment for the total shares purchasable is permitted at any time before May 31, 2003. Interest on all such amounts will accrue at the rate of 5% per year, and will be paid to the employees after completion of payment for their shares or upon prior withdrawal from the Plan. The purchase price per share is the closing price of the Company's Common Stock Non-Voting on the New York Stock Exchange as reported in THE WALL STREET JOURNAL for either March 21, 2001 or for the date of exercise, whichever price is lower. The closing price of the Common Stock Non-Voting as reported in THE WALL STREET JOURNAL for February 1, 2001 was $36.59.

         Subject to certain limitations set forth in the Plan, employees are permitted, at any time prior to May 31, 2003, to terminate or reduce their payroll deductions, to reduce their options to purchase, to exercise their options in whole or in part, or to withdraw all or part of the balance in their accounts, with interest.

         The Plan also contains provisions governing the rights and privileges of employees or their representatives in the event of termination of employment, retirement, severance, lay-off, disability, death or other events.

         Certificates for all shares of stock purchased under the Plan will be delivered as soon as practicable after May 31, 2003, or on such earlier date as full payment is made for all shares which the employee has elected to purchase. No employee or his or her legal representative will have any rights as a stockholder with respect to any shares to be purchased until completion of payments for all the shares and the issuance of the stock certificate.

         The Plan contemplates that all funds contributed by employees will be under the control of the Company and may be used for any corporate purpose.

FEDERAL INCOME TAX CONSEQUENCES: The Company has been advised by counsel that if a participant acquires stock upon the exercise of an option under the Plan, the participant will not recognize income, and the Company will not be allowed a deduction as a result of such exercise, if the following conditions are met: (i) the Plan is approved by the stockholders of the Company on or before January 23, 2002; (ii) at all times during the period beginning with the grant of the option and ending on the day three months before the date of such exercise, the participant was an employee of the Company or a subsidiary of the Company; and
(iii) the participant makes no disposition of the stock within two years after the grant of the option or within one year after the transfer of the stock to the participant. In the event of a sale or other disposition of such stock by the participant after compliance with the applicable conditions set forth above, any gain realized over the price paid for the stock will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale. If the conditions stated in clauses (i) and (ii) are not met, the participant will recognize compensation income upon the exercise of the option. If the conditions in clauses (i) and (ii) are met, but the condition in clause (iii) is not met, the participant will recognize compensation income and, if applicable, capital gains, upon the early disposition of the stock. In either case the amount of compensation will be equal to the excess of the value of the stock on the date of exercise over the purchase price, except that in the case of a person subject to Section 16(b) of the Securities Exchange Act of 1934, the amount of compensation income will be determined based on the value of the stock on the date on which the Section 16(b) restriction lapses (and the inclusion in income of the compensation will be delayed until that time). In general, compensation income will be subject to income tax at regular income tax rates. If the participant is treated as having received compensation income, an equivalent deduction generally will be allowed to the Company. For the purpose of the foregoing, an option is exercised on May 31, 2003 or such earlier date as the employee makes an irrevocable election to purchase stock. No income will result to participants upon the issuance of the options.

         The Company has been further advised by counsel that the interest accrued on an employee's stock purchase account will be taxable income to such employee and a deduction will be allowed to the Company or a subsidiary of the Company.

The following table shows the estimated maximum number of shares of Common Stock Non-Voting that each listed person, and each listed group, will be entitled to acquire in accordance with the provisions of the 2001 Employees Stock Purchase Plan (based on the stock price in effect on February 1, 2001). The Dollar Value equals the number of shares that can be acquired by each person or group multiplied by the February 1, 2001 stock price.

                                NEW PLAN BENEFITS

                      2001 EMPLOYEE STOCK PURCHASE PLAN (1)

------------------------------------------------------------------------------------------------------------
NAME AND POSITION                                          DOLLAR VALUE ($)           NUMBER OF UNITS
------------------------------------------------------------------------------------------------------------
Robert J. Lawless                                               $50,000 (2)                 1,366 (2)

------------------------------------------------------------------------------------------------------------
Robert G. Davey                                                 $40,000                    1,093

------------------------------------------------------------------------------------------------------------
Francis A. Contino                                              $34,200                     935

------------------------------------------------------------------------------------------------------------
Carroll D. Nordhoff                                             $30,000                     820

------------------------------------------------------------------------------------------------------------
John C. Molan (3)                                               $30,260                     827

------------------------------------------------------------------------------------------------------------
Executive Officer Group (13 persons)                           $356,210                    9,735

------------------------------------------------------------------------------------------------------------
Outside Director Group (5 persons)                           not eligible               not eligible
                                                            to participate             to participate
------------------------------------------------------------------------------------------------------------
Non-Executive Officer/Employee
Group (approximately 5,300 persons)                           $20,786,810                 568,101

------------------------------------------------------------------------------------------------------------

(1) Mr. Schroeder, who is a nominee to the Board of Directors in addition to the persons listed in the New Plan Benefits table, will receive options under the Plan to purchase 901 shares of Common Stock Non-Voting. Ms. Weatherholtz, who is a nominee to the Board of Directors in addition to the persons listed in the New Plan Benefits table, will receive options under the Plan to purchase 592 shares of Common Stock Non-Voting. Director nominees who are not employees of the Company are not eligible to participate in the Plan. No person will receive options for as much as 5% of the shares subject to the Plan.

(2) The maximum dollar value under the Plan for any participant is $50,000.

(3) As a non-US employee, Mr. Molan is not eligible to participate in the Plan, but receives stock options for the number of shares he would be eligible to purchase under the Plan.

         The Plan contemplates that the Company will make available sufficient shares of its Common Stock Non-Voting to allow each eligible employee to elect to purchase the full number of shares covered by the options granted. On the basis of the closing price of the shares of the Company's Common Stock Non-Voting on February 1, 2001, it is estimated that a maximum of 577,836 shares will be required if each eligible employee elects to participate to the full extent of his or her option. The Plan provides for adjustments in the case of certain changes in the Company's capital structure.

         REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the approval of the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PLAN.


                             2001 STOCK OPTION PLAN

         The Company's stock option plans are designed to provide an incentive to officers and other key employees to enhance the identity of their interests with the interests of stockholders and to increase their stake in the future growth and prosperity of the Company. The plans are also intended to induce those employees to remain in the employment of the Company and to enable the Company to recruit and retain high talent key executives. Since the Board of Directors believes that these plans have been successful in achieving their purposes, a new stock option plan is being submitted to the stockholders at this meeting.

         On January 23, 2001, the Board of Directors of the Company adopted the "2001 Stock Option Plan" which permits the grant of incentive and non-qualified stock options. The full text of the Plan is set forth as Exhibit B to this Proxy Statement, and reference is made thereto for a complete statement of its terms and conditions. Adoption of the Plan by the Board of Directors is subject to the approval of the stockholders of the Company. If the Plan is not so approved by the required vote of stockholders, it will terminate, and all options granted thereunder will be canceled. On or about March 22, 2001, the Company intends to file a registration statement under the Securities Act of 1933 to register the shares of stock subject to the Plan.

         A total of 6,375,000 shares of Common Stock and 2,125,000 shares of Common Stock Non-Voting may be issued under the terms of the Plan. The number of shares issuable under the Plan is subject to adjustment in the event of certain changes in the Company's capital structure.

         The Board of Directors has the power to administer the Plan and select employees to receive options thereunder. The Board may delegate its powers and functions in these respects to a committee. The Compensation Committee will review and approve the grant of options pursuant to the Company's stock option plans to the Company's directors and officers. The Executive Committee reviews and approves the grant of options to all other option plan participants. No option may be granted after January 23, 2011, although options may extend past that date.

         The option price cannot be less than 100% of the market value of the optioned stock on the date the option is granted. In fixing market value, the Board uses the New York Stock Exchange closing price of the stock as reported for the day of granting the option. The closing price for the stock as reported in THE WALL STREET JOURNAL for February 1, 2001, was $36.59. Payment of the option price may be in cash or Company stock. No option shall be granted for a period in excess of ten years. If a participant retires, becomes disabled or dies prior to the expiration of the options, the participant, or his estate in the event of death, shall have the right to exercise the options for a period of five years or until the expiration of the options, if earlier. In the event of termination of employment for reasons other than retirement, disability or death, the options expire unless they are exercised within 30 days following such termination. Options are not transferable otherwise than by will or under the laws of descent and distribution.

         The Company has been advised by counsel that, under the U. S. Internal Revenue Code, if a holder of an incentive stock option who is subject to U. S. income taxation acquires stock upon the exercise of his option, no income will result to the option holder upon such exercise, and the Company will be allowed no deduction as a result of such exercise, if the following conditions are met:
(i) the Plan is approved by the stockholders of the Company on or before January 23, 2002; (ii) the option holder, when the option is granted, does not own, actually or constructively, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company; (iii) at all times during the period beginning with the grant of the option and ending on the day three months (one year, if the option holder is totally and permanently disabled) before the date of such exercise, the option holder was an employee of the Company or of a subsidiary of the Company; and
(iv) the option holder makes no disposition of the stock within two years after the grant of the option or within 12 months after the transfer of the stock to him. In the event of a sale of such stock by the option holder after compliance with the applicable conditions set forth above, any gain realized on the shares acquired through exercise of the option will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale. The excess of the value of the stock on the date of exercise over the option price may, under certain circumstances, be subject to the alternative minimum tax. If the option holder fails to comply with conditions (i), (ii) and
(iii) above, he will be treated as having received compensation on the date of exercise equal to the excess of the value of the stock on that date over the option price; under certain conditions, a person subject to Section 16(b) of the Securities Exchange Act of 1934 will be treated as having received compensation on the date on which the Section 16(b) restriction lapses unless he elects, within 30 days of the date of exercise, to use the value on the date of exercise. If the option holder complies with conditions (i), (ii) and (iii) above, but fails to comply with condition (iv) above by disposing of the stock in an arms-length sale within either the two-year or twelve-month period referred to in condition (iv) the option holder will recognize compensation income in the year of the disposition equal to the excess of the value of the stock on the exercise date (or, if less, the amount realized in the sale) over the option price. If the amount realized on the sale exceeds the value of the stock on the exercise date, the option holder will recognize a capital gain equal to the amount realized on the sale less his tax basis (the option price plus the compensation realized as a result of exercising the option). If the option holder is treated as having received compensation, an equivalent deduction generally will be allowed to the Company or a subsidiary of the Company.

         The Company has been further advised by counsel that upon the exercise of an option other than an incentive stock option, the option holder is treated for U. S. federal income tax purposes as receiving compensation income at that time equal to the excess of the value of the stock on that date over the option price. A deduction equivalent to the compensation realized by the option holder generally will be allowed to the Company or a subsidiary of the Company. The optionee's basis in such stock will include his option price plus the amount of compensation income realized as a result of exercise. When the optionee sells the stock, he will recognize a long-term capital gain or loss if, at the time of the sale, he has held the stock for more than twelve months from the date of compensation recognition. If the optionee has held such stock for twelve months or less, his capital gain or loss will be short-term.

         Section 162(m) of the Internal Revenue Code imposes a one million dollar limit on the compensation that the Company may deduct in any year with respect to its chief executive officer and with respect to each of its other four most highly-compensated officers. Performance-based compensation, however, is not subject to this limitation, and the Plan is designed to permit the grant of options that qualify as performance-based compensation.

         The Board of Directors may terminate, suspend or amend the Plan in whole or in part from time to time. The Board of Directors may also separate the Plan into two plans, one for directors and officers (administered by the Compensation Committee) and one for all other Plan participants (administered by the Executive Committee). No action, however, shall be taken without the approval of the stockholders of the Company to increase the maximum number of shares to be offered for sale under options, change the option price, change the class of participants eligible to receive options or extend the term of the Plan. Section 15 of the Plan, set forth in Exhibit B, contains a complete description of how the Plan may be amended.

REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PLAN.

           REPORT OF AUDIT COMMITTEE AND FEES OF INDEPENDENT AUDITORS

REPORT OF AUDIT COMMITTEE

         The Board of Directors of the Company has adopted a charter for the Audit Committee, a copy of which is attached as Exhibit C. The charter charges the Committee with the responsibility for, among other things, reviewing the Company's audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed the Company's audited financial statements with management and it has discussed the matters required to be discussed by Statement of Auditing Standards 61, as amended, with the independent auditors. In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from the Company's independent accountants, and has discussed the independent accountants' independence with them. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended November 30, 2000.

         The members of the Audit Committee are "independent" as defined in Sections 303.01(B)(2)(a) and (B)(3) of the New York Stock Exchange's listing standards.

                                                  James T. Brady, Chairman
                                                  Freeman A. Hrabowski, III
                                                  William E. Stevens

AUDIT AND AUDIT-RELATED FEES

         The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the most recent fiscal year and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year were $0.8 million. Audit-related fees for the fiscal year were $1 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No professional services were rendered or fees billed by Ernst & Young LLP for financial information systems design and implementation for the most recent fiscal year.

ALL OTHER FEES

         The aggregate fees billed for professional services rendered by Ernst & Young LLP other than audit and audited-related fees and financial information system design and implementation fees for the most recent fiscal year were $4.1 million.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors, upon recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as the independent auditors of the Company for the current fiscal year subject to ratification by the stockholders of the Company. Ernst & Young LLP were first appointed to serve as independent auditors of the Company in 1982 and are considered by management of the Company to be well qualified.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION.

                                  OTHER MATTERS

         Management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

                                VOTING PROCEDURES

         Each matter submitted to the stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the matter. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum.

         Stockholder votes are tabulated by Wells Fargo Bank Minnesota, N.A., the Company's transfer agent. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration; proxy cards that are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions and broker non-votes with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Proposals of stockholders to be presented at the 2002 Annual Meeting must be received by the Secretary of the Company prior to October 21, 2001 to be considered for inclusion in the 2002 proxy material.

EXHIBIT A

                        MCCORMICK & COMPANY, INCORPORATED
                       2001 EMPLOYEES STOCK PURCHASE PLAN


SECTION 1 - PURPOSE

         The purpose of this Plan is to afford to employees of McCormick & Company, Incorporated and designated subsidiaries (namely, McCormick Canada, Inc., Mojave Foods Corporation, Setco, Inc., and Tubed Products, Inc.) (the "Corporations") an opportunity to acquire shares of Common Stock Non-Voting of McCormick & Company, Incorporated (the "Company") pursuant to options to purchase granted by this Plan to them.

SECTION 2 - NUMBER OF SHARES OFFERED

         The offering pursuant to this Plan is for a number of shares of the Company's Common Stock Non-Voting sufficient to allow each employee to elect to purchase the full number of shares purchasable pursuant to the terms of Section 6 of this Plan.

SECTION 3 - ELIGIBLE EMPLOYEES

         All persons who on March 21, 2001, are employees of the Corporations will be eligible to participate in this Plan, except for the following who shall not be eligible:

(a) Any employee whose customary employment as of March 21, 2001, was 19 hours or less per week or for not more than 5 months during the calendar year;

(b) Any employee who, immediately after March 21, 2001, would own (as defined in the Internal Revenue Code, Sections 423 and 424(d)) stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary;

(c) Any employee whose grant of an option hereunder would permit his rights to purchase stock under this Plan and under all other employee stock purchase plans, if any, of the Company or its subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time; and

(d) Any employee residing in a state where the offer or sale of the shares provided by this Plan is not authorized or permitted by applicable state law.

SECTION 4 - EFFECTIVE DATE

         The options under this Plan are granted as of March 21, 2001, subject to approval of this Plan by the stockholders of the Company within 12 months of its adoption by the Board of Directors.

SECTION 5 - PURCHASE PRICE

         The purchase price for all shares shall be the closing price of the Company's Common Stock Non-Voting on the New York Stock Exchange as reported in THE WALL STREET JOURNAL either:

   (a)   For March 21, 2001 (which is the date of the grant), or
   (b)   For the date such option is exercised, whichever price is lower.

SECTION 6 - NUMBER OF SHARES PURCHASABLE

         Each eligible employee is, by the terms of this Plan, granted an option to purchase a maximum number of shares of Common Stock Non-Voting of the Company (increased by any fractional amount required to make a whole share) which, at the purchase price, as determined in accordance with Section 5(a), will most closely approximate 10% of his compensation for one year, as below defined. Notwithstanding any other provision of this Plan, no employee may elect to purchase less than five shares nor may any options be exercised for less than five shares.

         Such compensation for one year shall be deemed to be the base wage paid to such employee by the Corporations. The base wage for such employee shall be computed as follows:

(a) The straight-line hourly base wage rate of such employee in effect on March 21, 2001, multiplied by 2080 hours (40 hours per week multiplied by 52 weeks), or by such number as the Company deems to constitute the number of hours in a normal work year for such employee; or

(b)      The salary of such employee in effect on March 21, 2001, annualized.


SECTION 7 - ELECTION TO PURCHASE AND PAYROLL DEDUCTION

         No later than April 30, 2001, an eligible employee may elect to purchase all or part of the shares which he is entitled to purchase under
Section 6. Such election shall be made by the execution and delivery to the Corporations of an approved written form authorizing uniform periodic payroll deductions over a two-year period beginning June 1, 2001, in such amounts as will in the aggregate (exclusive of interest which, it is contemplated, will be paid to the employee at the end of such period) equal the total option price for all of the shares covered by this election to purchase. If an employee fails to make such election by April 30, 2001, the option provided by this Plan shall terminate on that date. Except as otherwise provided in the Plan, after payroll deductions have begun, prepayment for the total shares purchasable will be permitted at any time prior to May 31,

2003. In the event an employee makes such prepayment, there shall be no payroll deductions under the Plan on behalf of said employee after such prepayment.

SECTION 8 - INTEREST ON PAYROLL DEDUCTIONS

         The Company and participating subsidiaries will maintain a record of amounts credited to each employee authorizing a payroll deduction pursuant to
Section 7. Interest will accrue on payroll deductions beginning June 1, 2001, on the average balance of such deductions during the period of this Plan at the rate of 5% per year. Such interest shall be payable to the employee on or about May 31, 2003, or at such time as said employee may for any reason terminate his election to purchase shares under this Plan, or at such time as said employee exercises his option to purchase stock under the Plan and provides or pays in full the sum necessary to purchase such shares.

SECTION 9 - CHANGES IN ELECTIONS TO PURCHASE

         An employee may, at any time prior to May 31, 2003, by written notice to the Corporations, direct the Corporations to reduce or cease payroll deductions (or, if the payment for shares is being made through periodic cash payments, notify the Corporations that such payments will be reduced or terminated) or withdraw part or all of the money in his account and continue payroll deductions, in accordance with the following alternatives:

         (a) Exercise his option to purchase the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

         (b) Reduce the amount of his subsequent payroll deductions (or periodic cash payments) and/or withdraw all or any specified part of the amount then credited to his account, in which event his option to purchase shall be reduced to the number of shares which may be purchased, at the March 21, 2001 price, with the amount, if any, remaining in his account (exclusive of interest) plus the aggregate amount of the authorized payroll deductions (or periodic cash payments) to be made thereafter; or

         (c) Withdraw the amount (including interest) in his account and terminate his option to purchase

         An employee may make only one withdrawal of all or part of his account and continue his payroll deductions. If the employee thereafter wishes to withdraw any funds from his account, he must withdraw the entire amount (including interest) in his account and terminate his option to purchase.

         Any reduction made in the number of shares subject to an option to purchase is subject to the provisions of Section 6 and shall be permanent.

SECTION 10 - VOLUNTARY TERMINATION OF EMPLOYMENT OR DISCHARGE

         In the event an employee voluntarily leaves the employ of the Corporations, otherwise than by retirement under a plan of the Corporations, or is discharged for cause prior to May 31, 2003, he can elect within 10 days after termination of his employment to:

         (a) Exercise his option to purchase the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

         (b) Withdraw the amount (including interest) in his account and terminate his option to purchase; or

         (c) Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares.

         If the employee fails to make an election within 10 days after termination of employment, he shall be deemed to have elected subsection 10(b) above.

SECTION 11 - RETIREMENT OR SEVERANCE

         In the event an employee who has an option to purchase shares leaves the employ of the Corporations on or after March 21, 2001, because of retirement under a plan of the Corporations, or because of termination of his employment by the Corporations for any reason except discharge for cause, he may elect, within 10 days after the date of such retirement or termination, to:

         (a) In the event of retirement only, continue his option to purchase shares by making periodic cash payments to the Corporations in amounts equal to the payroll deductions previously authorized; or

         (b) Exercise his option for the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

         (c) Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares within said 10 day period; or

         (d) Withdraw the amount (including interest) in his account and terminate his option to purchase.

In the event the employee does not make an election within the aforesaid 10 day period, he will be deemed to have elected subsection 11(d) above.

SECTION 12 - LAY-OFF, AUTHORIZED LEAVE OF ABSENCE OR DISABILITY

         Payroll deductions for shares for which an employee has an option to purchase may be suspended during any period of absence of the employee from work due to lay-off, authorized leave of absence or disability or, if the employee so elects, periodic payments for such shares may continue to be made in cash.

         If such employee returns to active service prior to May 31, 2003, his payroll deductions will be resumed and if said employee did not make periodic cash payments during his period of absence, he shall, by written notice to his employing Corporation within 10 days after his return to active service, but not later than May 31, 2003, elect:

         (a) To make up any deficiency in his account resulting from a suspension of payroll deductions by an immediate cash payment; or

         (b) Not to make up such deficiency, in which event the number of shares to be purchased by him shall be reduced to the number of whole shares which may be purchased at the March 21, 2001 price, with the amount, if any, then credited to his account (including interest) plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or

         (c) Withdraw the amount (including interest) in his account and terminate his option to purchase.

         An employee on lay-off, authorized leave of absence or disability on May 31, 2003, shall deliver written notice to his employing Corporation on or before May 31, 2003, electing one of the alternatives provided in the foregoing clauses (a), (b) and (c) of this Section 12. If any employee fails to deliver such written notice within 10 days after his return to active service or by May 31, 2003, whichever is earlier, he shall be deemed to have elected subsection 12(c) above.

         If the period of an employee's lay-off, authorized leave of absence or disability shall terminate on or before May 31, 2003, and the employee shall not resume active employment with the Corporations, he shall make an election in accordance with the provisions of Section 10 of this Plan.

SECTION 13 - DEATH

         In the event of the death of an employee while his option to purchase shares is in effect, the legal representatives of such employee may, within 90 days after his death (but not later than May 31, 2003) by written notice to the employing Corporation, elect to:

         (a) Make up any deficiency in such employee's account occurring after his death or by reason of his prior illness and to continue to make periodic cash payments for the remainder of the period ending May 31, 2003; or

         (b) Withdraw the amount (including interest) in his account and terminate his option to purchase; or

         (c) Exercise the employee's option for the number of shares which may be purchased at the purchase price with all or any specified part of the amount (including interest) then credited to his account, and withdraw any amount (including interest) remaining in such account; or

         (d) Exercise his option up to the number of shares purchasable under this Plan (Section 6) with full payment for such shares.

         In the event the legal representatives of such employee fail to deliver such written notice to the employing Corporation within the prescribed period, the election to purchase shares shall terminate and the amount, including interest, then credited to the employee's account shall be paid to such legal representatives.

SECTION 14 - FAILURE TO MAKE PERIODIC CASH PAYMENTS

         Under any of the circumstances contemplated by this Plan, where the purchase of shares is to be made through periodic cash payments in lieu of payroll deductions, the failure to make any such payments shall reduce, to the extent of the deficiency in such payments, the number of shares purchasable under this Plan.

SECTION 15 - FUNDS IN STOCK OPTION ACCOUNTS

         Amounts credited to the employee's account shall be under the control of the Company and may be used for any corporate purpose. Amounts credited to the accounts of employees of subsidiaries of the Company named in Section 1 of this Plan shall be remitted to the Company from time to time. The amount, exclusive of interest, credited to the account of each employee shall be applied to pay for shares purchased by such employee and any amount not used for this purpose shall be repaid to the employee by the Company.

SECTION 16 - RIGHTS AS STOCKHOLDER

         No employee, former employee, or his representatives shall have any rights as a stockholder with respect to any shares of stock which any employee has elected to purchase under this Plan until full payment for all shares has been made and a certificate for such shares has been issued. Certificates for shares will be issued as soon as practicable after full payment for such shares has been made. However, certificates for shares will not be issued prior to approval of the Plan by the stockholders of the Company.

SECTION 17 - NON-ASSIGNABILITY

         No assignment or transfer by any employee, former employee or his legal representatives of any option, election to purchase shares or any other interest under this Plan will be recognized; any purported assignment or transfer, whether voluntary or by operation of law (except by will or the laws of descent and distribution), shall have the effect of terminating such option, election to purchase or other interest. An employee's option and election to purchase shall be exercisable only by him during his lifetime and upon his death, by his legal representative in accordance with Section 13. If an election to purchase is terminated by reason of the provisions of this Section 17, the only right thereafter continuing shall be the right to have the amount then credited to the employee's account, including interest, paid to the employee or other person entitled thereto, as the case may be.

SECTION 18 - EFFECT OF CHANGES IN SHARES

         In the event of any change in the capital stock of the Company through merger, consolidation or reorganization, or in the event of any dividend to holders of shares of the Common Stock Non-Voting of the Company payable in stock of the same class in an amount in excess of 2% in any year, or in the event of a stock split, or in the event of any other change in the capital structure of the Company, the Company will make such adjustments with respect to the shares of stock subject to this offering as it deems equitable to prevent dilution or enlargement of the rights of participating employees.

SECTION 19 - ADMINISTRATION; MISCELLANEOUS

         (a) The Executive Committee of the Company (the "Committee") or such employee or employees as they may designate, shall be responsible for the administration of this Plan, including the interpretation of its provisions, and the decision of the Committee or of such other employee or employees with respect to any question arising under the Plan shall be final and binding for all purposes.

         (b) Uniform policies shall be pursued in the administration of this Plan and there shall be no discrimination between particular employees or groups of employees. The Committee, or such employee or employees as they may designate to administer this Plan, shall have the authority, which shall be exercised without discrimination, to make exceptions to the provisions of this Plan under unusual circumstances where strict adherence to such provisions would work undue hardship.

         (c) The Company may allow a reasonable extension of the time within which an election to purchase shares under this Plan shall be made, if it shall determine there are circumstances warranting such action, in which event such extension shall be made available on a uniform basis to all employees similarly situated; provided that in no event shall the period for payroll deductions be extended beyond May 31, 2003.

SECTION 20 - AMENDMENT AND DISCONTINUANCE

         The Board of Directors of the Company may alter, suspend or terminate the Plan; provided, however, that, except to conform the Plan from time to time to the requirements of the Internal Revenue Code with respect to employee stock purchase plans, no action of the Board shall increase the period during which this Plan shall remain in effect, or further limit the employees of the Corporations who are eligible to participate in the Plan, or increase the maximum period during which any option granted under the Plan may remain unexercised, or (other then as set forth in Section 18 above) increase the number of shares of stock to be optioned under the Plan or reduce the purchase price per share, with respect to the shares optioned or to be optioned under the Plan, or without the consent of the holder of the option, otherwise alter or impair any option granted under the Plan.

EXHIBIT B

                        MCCORMICK & COMPANY, INCORPORATED

                             2001 STOCK OPTION PLAN

SECTION 1 - ADMINISTRATION

         (a) Subject to paragraph (b) of this Section, this Plan shall be administered by the Board of Directors at the principal office of the Company; provided that the Board of Directors may delegate to the Executive Committee, or to any other Committee of the Board of Directors, any or all of the powers conferred upon the Board of Directors under this Plan, except the approval of the total number of shares to be optioned at any one time and except any powers which under applicable Maryland law may not be delegated by the Board of Directors. Except as limited by the Board of Directors, and subject to paragraph
(b) of this Section, the Executive Committee is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration.

         (b) The grant of options for shares of stock pursuant to the Company's stock option plans for the Company's directors and officers shall be administered by the Compensation Committee. All determinations with respect to which officers and directors may be awarded grants of options, the timing of the grants, and the number of shares subject to options to be granted to officers and directors, and other decisions arising out of the administration of the Plan with respect to directors and officers, shall be made by the Compensation Committee, and all references in this Plan document to the authority of the Board of Directors in these specified areas shall be deemed to refer to the Compensation Committee. The review and approval of individual awards under this Plan for all persons except directors and officers shall be made by the Executive Committee, or another committee designated by the Board of Directors. In the event the Board of Directors deems it necessary in the future to separate the Plan into two plans, one for directors and officers (administered by the Compensation Committee) and one for all other Plan participants (administered by the Executive Committee) then the Board of Directors shall have the authority to so act, without the need for further shareholder approval.

SECTION 2 - SHARES SUBJECT TO THE PLAN

         The Board, from time to time, may provide for the option and sale in the aggregate of up to six million three hundred seventy-five thousand (6,375,000) shares of Common Stock and two million one hundred twenty-five thousand (2,125,000) shares of Common Stock Non-Voting of the Company under this Plan. If an option ceases to be exercisable in whole or in part by reason of expiration of the term of the option or upon or following termination of employment of the participant, the shares which are subject to such option but as to which the option has not been exercised shall continue to be available under the Plan. Shares shall be made available from authorized and unissued stock.

SECTION 3 - TYPES OF OPTIONS

         The Board may grant stock options which constitute "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or stock options which do not qualify as ISOs ("non-qualified stock options or NQSOs"). Each ISO shall be designated as an ISO in the agreement evidencing the option. If the agreement does not contain a designation that it is an ISO, it shall be an NQSO.


SECTION 4 - PARTICIPANTS

         The Board shall determine and designate from time to time those key employees of this Company and its subsidiary companies (herein collectively referred to as the Company) to whom options shall be granted and who thereby become participants in the Plan and the number of shares to be covered by each option.

SECTION 5 - ALLOTMENT OF SHARES

         The Board shall determine the number of shares to be offered from time to time to each participant pursuant to the options granted under this Plan. The law currently provides, and on the date of adoption of the Plan the law provided, that to the extent that the aggregate fair market value of stock (determined at the time the option is granted) with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all plans of the employer corporation and its parent and subsidiary corporations) exceeds $100,000, such options shall be treated as options which are not ISOs. No option may be granted under the Plan after ten (10) years from the earlier of the date the Plan is approved by the Board or by the Corporation's stockholders.

SECTION 6 - OPTION PRICE

         The option price per share for options granted hereunder shall be determined by the Board and shall in no instance be less than 100% of the fair market value on the date the options are granted.

SECTION 7 - OPTION PERIOD AND LIMITATIONS UPON EXERCISE OF OPTIONS

         The period during which an option may be exercised shall be determined by the Board, except that no option shall be exercisable after the expiration of ten (10) years from the date of the granting thereof. Options granted under the Plan may be exercised regardless of whether previously granted options have been exercised in full or have expired by lapse of time. An option may be exercised in full at any time, or from time to time in part, during the option period subject to such limitations and restrictions as may be included in this Plan and the option agreement, including provisions insuring compliance with all applicable laws and regulations pertaining to the sale of these securities.

SECTION 8 - EXERCISE OF OPTIONS AND PAYMENT FOR STOCK

         Options may be exercised by sending a written notice together with full payment for the number of shares to be purchased to the Company or Agents designated by the Company. Payment for the shares may be in the form of shares of stock of the Company already owned by the participant, taken into account at their fair market value at the time of payment, or in cash. Upon receipt of notice and payment, the Company shall be obligated to have the stock transferred to the participant. A participant shall have none of the rights of a shareholder until shares are issued to him.

SECTION 9 - TERMINATION OF EMPLOYMENT

         Subject to Sections 10, 11, and 12, the right to exercise an option shall terminate thirty (30) days after a participant ceases to be an employee.

SECTION 10 - RIGHTS IN THE EVENT OF RETIREMENT

         If a participant retires prior to the expiration of his options without having fully exercised his option, he shall have the right to exercise his option for a period of five (5) years after his retirement or until the expiration date of the option, if earlier. If a participant dies after retirement, and before the option is exercised, Section 12 hereof shall be applicable.

SECTION 11 - RIGHTS IN THE EVENT OF DISABILITY

         If a participant ceases to be an employee on account of total and permanent disability without having fully exercised his option, he shall have the right to exercise his option for a period of five (5) years after termination of his employment or until the expiration date of the option, if earlier. If a participant dies after becoming totally and permanently disabled, and before the option is exercised, Section 12 hereof shall be applicable.

SECTION 12 - RIGHTS IN THE EVENT OF DEATH

         If a participant dies prior to termination of the right to exercise his option without having fully exercised his option, the executors, administrators or personal representatives or legatees or distributes of his estate shall have the right, for a period of five (5) years after the death of the participant or until the expiration date of the option, if earlier, to exercise such option in full at any time or from time to time in part.

SECTION 13 - EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

         In the event there is any change in the Common Stock or Common Stock Non-Voting of the Corporation through the declaration of stock dividends, or through recapitalization resulting in stock splits or combinations or exchanges of shares, or otherwise, the number of shares available for option and the shares subject to any option and the option price shall be appropriately adjusted; provided, however, in such cases, fractional parts of shares will be disregarded.

SECTION 14 - NON-ASSIGNABILITY

         Options shall not be transferable other than by will or by the laws of descent and distribution, and during a participant's lifetime are exercisable only by him.

SECTION 15 - AMENDMENT

         The Board may terminate, suspend, or amend the Plan in whole or in part from time to time, including the adoption of amendments deemed necessary or desirable to qualify the options under the Internal Revenue Code and under rules and regulations promulgated by the Securities and Exchange Commission with respect to employees who are subject to the provisions of Section 16 of the Securities and Exchange Act of 1934, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any option granted thereunder, or to separate the Plan into two separate plans (in accordance with the provisions of Section 1) without the approval of the stockholders of the Company; provided, however; that no action shall be taken without the approval of the stockholders of the Company to increase the maximum number of shares to be offered for sale under options in the aggregate or to any individual employee (except in accordance with the provisions of Section 13), change the option price, change the class of participants eligible to receive such options under the Plan, or extend the term of the Plan. No amendment or termination or modification of the Plan shall in any manner affect any option theretofore granted without the consent of the participant , except that the Board may amend or modify the Plan in a manner that does affect options theretofore granted upon a finding by the Board that such amendment or modification is in the best interest of the holder of outstanding options affected thereby.

SECTION 16 - EFFECTIVE

         This Plan shall become effective immediately upon adoption of the Board of Directors; provided, however, that it will be subject to approval by the stockholders, which approval must be obtained within twelve months of the date of the Board of Directors' adoption of this Plan, and any options granted hereunder prior to such approval by the stockholders shall include a provision to the effect that such option shall be deemed to be null and void if such approval is not obtained.

EXHIBIT C

                             AUDIT COMMITTEE CHARTER



ORGANIZATION

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the charter by the board of directors. The committee shall be appointed by the board of directors and shall be comprised of at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the Company's business ethics policies as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and, subject to board approval, the power to retain outside counsel and other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to react quickly to changing conditions and circumstances.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

- The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the authority and responsibility to evaluate the independent auditors and, subject to board approval, to replace the independent auditors if necessary. In carrying out this responsibility, the committee shall consider the input and recommendations of management. The committee


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


         shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

- The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and business ethics compliance. Further, the committee shall meet with the internal auditors and the independent auditors, with or without management present, to discuss the results of their examinations.

- The committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for purposes of this review.

- The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report to Shareholders and the Annual Report on Form 10-K, including the independent auditor's judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss with the independent auditors the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

PROXY CARD              MCCORMICK & COMPANY, INCORPORATED
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert J. Lawless, Carroll D. Nordhoff and Robert W. Skelton and each of them, the proxies of the undersigned, with several power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 21, 2001, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the Meeting:

1. ELECTION OF DIRECTORS - THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:
           B. H. Beracha, J. T. Brady, F. A. Contino, R. G. Davey,
           E. S. Dunn, Jr., F. A. Hrabowski, III, R. J. Lawless, J.C. Molan,
           C. D. Nordhoff, R. W. Schroeder, W. E. Stevens, K. D. Weatherholtz

FOR  all nominees listed above          WITHHELD  for all nominees listed above

WITHHELD   as to the following nominees only:
                                             -----------------------------------

2.   PROPOSAL TO APPROVE THE 2001 EMPLOYEES STOCK PURCHASE PLAN.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR  THE PROPOSAL.              FOR           AGAINST          ABSTAIN

3.   PROPOSAL TO APPROVE THE 2001 STOCK OPTION PLAN.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR  THE PROPOSAL.              FOR           AGAINST          ABSTAIN

4.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.
     THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE PROPOSAL.                FOR           AGAINST          ABSTAIN









5. IN THEIR DISCRETION, the proxies are authorized to vote on such other matters as may properly come before the Meeting.

         IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE 2001 EMPLOYEES STOCK PURCHASE PLAN, FOR THE APPROVAL OF THE 2001 STOCK OPTION PLAN AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS WHICH THE PROXIES DO NOT KNOW A REASONABLE TIME BEFORE THE SOLICITATION ARE TO BE PRESENTED AT THE MEETING, OR AS MAY OTHERWISE PROPERLY COME BEFORE THE MEETING.



                                      Dated:                              , 2001
                                             -----------------------------


                                      ------------------------------------------

                                      ------------------------------------------
                                      (Please sign as name(s) appear at left. If joint account, both owners should sign.)




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